Exhibit 99.1

Sunoco LP and Sunoco Finance Corp. Announce Termination of Consent Solicitations Relating to Their Senior Notes due 2021 and 2023 and Reaffirm Expected Transaction Timing

DALLAS, October 18, 2017 -- Sunoco LP (“Sunoco”) and Sunoco Finance Corp. (collectively, the “Issuers”) today announced the termination of the previously announced consent solicitations (the "Consent Solicitations") to amend the indentures governing their $800 million aggregate principal amount of 6.250% Senior Notes due 2021 (CUSIP No. 86765LAF4) (the “2021 Notes”) and their $800 million aggregate principal amount of 6.375% Senior Notes due 2023 (CUSIP No. 86765LAG2) (the “2023 Notes” and, together with the 2021 Notes, the “Notes”).

The Consent Solicitations are being terminated in accordance with the terms of the Consent Solicitation Statement dated October 10, 2017 (the "Consent Solicitation Statement"). As a result of the termination, no consent fees will be paid or become payable to holders of the Notes who have delivered consents. All consents previously delivered and not revoked will be of no effect, and the indentures governing the Notes will not be amended and will remain in their present form.

The termination of the Consent Solicitations does not impact the Issuers’ notice of redemption with respect to all $600 million outstanding principal amount of their 5.500% Senior Notes due 2020 (the “2020 Notes”), which redemption is subject to the closing of the 7-Eleven transaction. Sunoco will redeem the 2020 Notes at a price of 102.750% of the principal amount thereof, plus accrued and unpaid interest, to the redemption date.

Sunoco intends to redeem the 2021 Notes and the 2023 Notes at a make-whole price prior to the closing of the 7-Eleven transaction in order to satisfy one of the closing conditions under the 7-Eleven purchase agreement. Sunoco believes this will have no impact on the timing of the transaction and no meaningful impact on the expected net proceeds, and that it has access to near-term financing options in the current market. Sunoco continues to anticipate closing the 7-Eleven transaction within the fourth quarter of 2017, subject to regulatory clearances.

This press release is neither an offer to purchase or sell securities, nor a solicitation of an offer to purchase or sell securities, including the Notes.

Questions about the termination of the Consent Solicitations may be directed to Ipreo LLC, the Information and Tabulation Agent, at (888) 593-9546 (toll free) or (212) 849-3880 (banks and brokers).

About Sunoco

Sunoco LP (NYSE: SUN) is a master limited partnership that operates 1,353 convenience stores and retail fuel sites and distributes motor fuel to 7,937 convenience stores, independent dealers, commercial customers and distributors located in 30 states. Our parent -- Energy Transfer Equity, L.P. (NYSE: ETE) -- owns SUN's general partner and incentive distribution rights.

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law, including statements with respect to our ability to consummate the 7-Eleven transaction, the redemption of the Notes and the 2020 Notes and the timing of such transactions. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. An extensive list of factors that can affect future results are discussed in Sunoco's Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. Sunoco undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.SunocoLP.com

Contacts

Investors:

Scott Grischow, Senior Director - Investor Relations and Treasury
(214) 840-5660, scott.grischow@sunoco.com

Derek Rabe, Senior Analyst - Investor Relations and Finance
(214) 840-5553, derek.rabe@sunoco.com

Media:

Alyson Gomez, Director - Communications
(469) 646-1758, alyson.gomez@sunoco.com

Jeamy Molina, Senior Manager - PR & Communications
(469) 646-1776, jeamy.molina@sunoco.com